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                                                                    EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our reports dated April 12, 1999 (except with respect to the effect of the pending sale of Eastern Telecom, Inc. discussed in Note B, as to which the date is March 27,
2000), related to the consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997 of VSI Enterprises, Inc. and subsidiaries (the "Company"), included in this Annual Report on Form 10-K, into the Company's previously filed Registration Statements (Files Nos. 33-44036, 33-44035, 33-55094, 33-56856, 33-72512, 33-81314, 333-728, 33-85754,
333-15123, 333-18237, 333-18239, 333-30597, 333-44407, 333-48635, and
333-83035, and 333-87561).


/s/ Arthur Andersen LLP


Atlanta, Georgia
March 27, 2000